EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Fax: 704-731-1511
www.enproindustries.com

Phone:	704-731-1527

Email:	don.washington@enproindustries.com
EnPro Industries Reports Record Earnings
As Industrial Markets Remain Strong
•	Sales and segment profits reach EnPro’s highest levels as an independent company

•	Profits and margins benefit from volumes, pricing, lower restructuring expense and cost reductions

•	Receipt of $11 million cash distribution from trust associated with previously owned business benefits income and cash flow

•	Outlook for continued improvement in second half of 2005 as markets remain active and company benefits from execution of strategies
CHARLOTTE, N.C., August 2, 2005 — EnPro Industries, Inc. (NYSE: NPO) today reported net income of $21.1 million dollars or $0.99 a share for the second quarter of 2005. Earnings in the quarter included significant items that resulted in after tax gains totaling $8.0 million, or $0.37 a share. The largest of these items was the distribution of excess assets from a trust associated with a previously owned business.
In the second quarter of 2004, EnPro reported net income of $8.4 million, or $0.40 a share. Several significant items, including a loss on an asset sale and restructuring costs, reduced net income in last year’s second quarter by $4.0 million or $0.19 a share.
Per share amounts are expressed on a diluted basis throughout this release.
Sales in the second quarter of 2005 were $219.4 million, compared to $216.3 million in the second quarter of 2004. Automotive tool and die businesses divested in mid-2004 contributed $5.4 million to sales in the second quarter last year.
“The benefits of our strategic initiatives combined with high levels of demand for our products led to our best results as an independent public company,” said Ernie Schaub, president and chief executive officer. “Sound markets, combined with favorable pricing, lower restructuring expenses and our cost reduction and efficiency initiatives benefited sales and profits, and segment profit margins improved to over 15%. With a successful first half behind us, we remain on course to report continued year-over-year improvement for the rest of 2005.”
For the first six months of 2005, EnPro reported net income of $31.1 million, or $1.46 a share, including after tax gains of $6.1 million, or $0.28 a share, from the trust distribution and other significant items. These results compare with net income of $19.8 million, or $0.94 a share, in the first half of 2004, when significant items reduced net income by $3.1 million or $0.14 a share. Sales in the first half of the year were $431.9 million compared to $430.1 million in the first half of 2004. Sales in 2004 included $10.6 million from the divested tool and die business.

Sealing Products
Sales in the Sealing Products segment increased by 6% over the second quarter of 2004, reflecting improvement at all operations and the benefits of favorable foreign exchange rates, which contributed two percentage points of the increase. The most significant improvement in sales was reported at Stemco, which benefited from a strong heavy-duty truck market. Sales also improved at Garlock Sealing Technologies as a result of increased demand from upstream oil and gas and power generation markets. However, demand from some of Garlock’s North American markets, including the steel industry, was below the levels of a year ago.

($ Millions)
Quarter Ended	6/30/05	6/30/04

Sales	$101.7	$96.3
Profit	$18.7	$16.8
Margin	18.4%	17.4%

Compared to the second quarter of 2004, Sealing Products segment profits increased by 11% to $18.7 million and segment profit margins reached 18.4%. The improvement in profitability reflects increased volume and better pricing at Stemco, and increased activity in power generation markets, higher volumes from oil and natural gas markets, and the benefits of product rationalization and cost reductions at Garlock Sealing Technologies.
The Sealing Products segment’s sales in the first half of the year increased by 5% over 2004, as activity in all operations improved. The same factors that benefited sales in the second quarter also benefited sales in the first half of 2005, including foreign exchange, which contributed 1% of the first half increase in sales.

($ Millions)
Six Months Ended	6/30/05	6/30/04

Sales	$202.2	$191.9
Profit	$36.8	$32.6
Margin	18.2%	17.0%

The segment’s profits in the first half of 2005 improved by 13% compared to the first half of 2004, and margins grew to 18.2% from 17.0%. Profits improved at all operations in the segment during the first half of the year, primarily reflecting the benefit of better pricing. Margins improved at all operations except Stemco where increased sales to original equipment manufacturers created a less profitable product mix.
Engineered Products
The Engineered Products segment’s sales in the second quarter of 2005 were about the same as in the second quarter of 2004. However, 2004 sales included a contribution of $5.4 million from the tool and die businesses that were divested in mid-2004. In 2005, the segment’s remaining operations reported increased sales when compared to 2004, reflecting higher demand from North American industrial markets, better pricing and favorable foreign exchange rates.

($ Millions)
Quarter Ended	6/30/05	6/30/04

Sales	$89.1	$88.9
Profit	$11.9	$8.1
Margin	13.4%	9.1%

Compared to 2004, profits in the segment improved by 47%, or $3.8 million. Profit margins in the segment improved to 13.4% from 9.1% a year ago. The principal factor in the improvements in profits and profit margins was the performance of France Compressor Products, where results in 2004 were reduced by restructuring costs of $2.3 million. In 2005, profits at France Compressor Products also benefited from better pricing and a more profitable product mix. At GGB, demand for bearings from industrial markets led to higher volume and a more profitable product mix in North America. GGB also benefited from better pricing, although the results of its European operations were reduced by a less profitable product mix and higher raw material costs. Quincy Compressor also reported an improvement in profits, primarily because of better pricing.
For the first half of 2005, the segment’s sales benefited from stronger North American industrial markets and better pricing at GGB, Quincy Compressor and France Compressor Products. Divested businesses contributed sales of $10.6 million in 2004. However, sales at the remaining operations in the segment increased significantly in 2005 to more than offset the lost sales.

($ Millions)
Six Months Ended	6/30/05	6/30/04

Sales	$180.6	$178.6
Profit	$25.1	$19.6
Margin	13.9%	11.0%

Higher volumes, better pricing, and lower costs because of operational efficiency programs, combined with reduced restructuring expenses at France Compressor Products, led to a 28% improvement in segment profits in the first half of 2005.
Engine Products and Services
Sales in the Engine Products and Services segment declined slightly in the second quarter as fewer engines were shipped than in the second quarter of 2004. Profits in the segment were about the same as in 2004. However, profit margins increased slightly to 10.3%, reflecting an improved mix of higher margin service business.

($ Millions)
Quarter Ended	6/30/05	6/30/04

Sales	$29.1	$31.3
Profit	$3.0	$3.1
Margin	10.3%	9.9%

The segment’s sales in the first half of 2005 were also lower due to lower engine shipments. Segment profits declined to $1.0 million in the first half of 2005, primarily because of a $3.5 million contract loss provision recorded in the first quarter on new engine orders associated with U.S. Navy shipbuilding programs.

($ Millions)
Six Months Ended	6/30/05	6/30/04

Sales	$50.0	$60.2
Profit	$1.0	$4.7
Margin	2.0%	7.8%

Cash Flows
EnPro ended the first half of 2005 with unrestricted cash balances of $69.4 million. Working capital increased by $30.2 million in the first half of the year, compared to an increase of $16.2 million in the first half of 2004. The increased working capital in the first half of the year reflects normal patterns required to meet seasonal demand by the company’s customers. Working capital levels typically decline in the second half of the year as seasonal activity diminishes.
Cash flows in the second quarter benefited from the $11 million distribution from the trust associated with a previously owned business.
Net cash outflows for asbestos claims and expenses declined to $23.9 million for the first half of 2005, compared to $43.1 million in the first half of 2004, reflecting the receipt of $22 million in delinquent insurance payments in the first quarter of 2005.
Asbestos
New filings of asbestos claims continued at a lower rate. There were 2,200 new cases filed in the quarter, a 35% reduction from the second quarter of 2004. The decline in new filings, the continued resolution of significant numbers of claims and increased dismissals of claims as the result of state reforms contributed to a 10% decrease in the number of claims remaining to 123,200 at the end of the second quarter of 2005 from 137,500 at the end of the first quarter of 2005.
“The downward trends in claims and the improvement in cash flows are encouraging and a reflection of the effectiveness of our settlement strategy,” said Schaub. “We will continue to pursue our strategy to minimize the effect of asbestos claims on our cash flows. At the same time, we continue to support the FAIR Act and urge its passage as a way to provide a certain and equitable solution for both victims and defendants.”
Outlook
Schaub said the company expects its performance in the second half of 2005 to exceed its performance in the second half of 2004 when results were reduced by restructuring charges and contract loss provisions. Results in 2005 should also benefit from higher demand and better pricing for certain products.
Cash flows for the remainder of the year should benefit from higher profits, continued reduction in net payments for asbestos claims and expenses, and reductions in working capital, according to Schaub.
“The first half of 2005 got the year off to a very good start,” Schaub said. “We expect our momentum to continue through the second half of the year as we focus on the execution of our management strategies and on actions that will support our ability to grow.”

Conference Call Information
EnPro will hold a conference call today, August 2, at 9:00 a.m. Eastern Time to discuss second quarter earnings. To participate in the call, dial (800) 289-0572 approximately 10 minutes before the call begins. The call will also be webcast at http://www.enproindustries.com.
A replay of the call will be available on the company’s website or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 2500247. The telephone replay will be available on the company’s website and by telephone through August 5, 2005.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004, and the 10-Q for the quarter ended March 31, 2005, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Sales	$219.4	$216.3	$431.9	$430.1

Operating costs and expenses:
Cost of sales	145.6	147.0	289.0	291.9
Selling, general and administrative expenses	48.7	47.0	96.7	94.3
Asbestos-related expenses	2.6	1.1	6.8	4.0
Restructuring and other costs	0.2	2.6	0.3	3.1
Loss on sale of assets, net	—	3.3	—	1.8

Total operating costs and expenses	197.1	201.0	392.8	395.1

Operating income	22.3	15.3	39.1	35.0

Interest expense, net	(1.5)	(1.9)	(3.0)	(3.8)
Other income (expense), net	12.1	(0.2)	12.5	(0.2)

Income before income taxes	32.9	13.2	48.6	31.0

Income tax expense	(11.8)	(4.8)	(17.5)	(11.2)

Net income	$21.1	$8.4	$31.1	$19.8

Basic earnings per share	$1.02	$0.41	$1.51	$0.97

Average common shares outstanding (millions)	20.7	20.5	20.7	20.4

Diluted earnings per share	$0.99	$0.40	$1.46	$0.94

Average common shares outstanding (millions)	21.3	21.2	21.3	21.1

EnPro Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2005 and 2004
(Stated in Millions of Dollars)

	2005	2004

Operating activities
Net income	$31.1	$19.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sale of assets, net	—	1.8
Depreciation and amortization	15.7	16.0
Deferred income taxes	13.0	3.7
Payments for asbestos-related claims, net of insurance proceeds	(17.1)	(39.1)
Change in other current assets and liabilities	(30.2)	(16.2)
Change in other non-current assets and liabilities	3.9	1.3

Net cash provided by (used in) operating activities	16.4	(12.7)

Investing activities
Purchases of property, plant and equipment	(12.8)	(13.6)
Proceeds from sales of assets	0.2	5.9
Receipt (payment) in connection with acquisitions of businesses	(1.6)	0.3

Net cash used in investing activities	(14.2)	(7.4)

Financing activities
Repayments of debt	(0.1)	(5.2)
Proceeds from issuance of common stock	0.7	1.2
Receipt from (deposits into) restricted cash accounts	(41.0)	0.5
Other	1.0	—

Net cash used in financing activities	(39.4)	(3.5)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	(0.3)

Net decrease in cash and cash equivalents	(38.6)	(23.9)
Cash and cash equivalents at beginning of year	108.0	94.7

Cash and cash equivalents at end of period	$69.4	$70.8

EnPro Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

As of June 30, 2005 and December 31, 2004
(Stated in Millions of Dollars)

	June 30,	December 31,
	2005	2004

Current assets
Cash and cash equivalents (unrestricted)	$69.4	$108.0
Accounts and notes receivable	125.5	115.8
Asbestos insurance receivable	106.0	109.9
Inventories	65.8	58.6
Other current assets	30.6	31.3

Total current assets	397.3	423.6

Property, plant and equipment	142.6	146.7
Goodwill and intangible assets	191.2	193.0
Asbestos insurance receivable	376.7	336.2
Restricted cash	44.4	3.4
Other assets	66.2	78.1

Total assets	$1,218.4	$1,181.0

Current liabilities
Current maturities of long-term debt	$0.1	$0.2
Accounts payable	52.6	55.5
Asbestos liability	81.7	74.0
Other accrued expenses	63.8	60.5

Total current liabilities	198.2	190.2

Long-term debt	164.6	164.6
Deferred income taxes	45.8	41.0
Retained liabilities of previously owned businesses	34.1	44.9
Environmental liabilities	31.6	32.2
Asbestos liability	171.2	159.4
Other liabilities	69.6	72.2

Total liabilities	715.1	704.5

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	414.6	411.6
Retained earnings	90.4	59.3
Accumulated other comprehensive income (loss)	(0.3)	7.0
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	503.3	476.5

Total liabilities and shareholders’ equity	$1,218.4	$1,181.0

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2005 and 2004
(Stated in Millions of Dollars)

Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Sealing Products	$101.7	$96.3	$202.2	$191.9
Engineered Products	89.1	88.9	180.6	178.6
Engine Products and Services	29.1	31.3	50.0	60.2

	219.9	216.5	432.8	430.7
Less intersegment sales	(0.5)	(0.2)	(0.9)	(0.6)

	$219.4	$216.3	$431.9	$430.1

Segment Profit
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Sealing Products	$18.7	$16.8	$36.8	$32.6
Engineered Products	11.9	8.1	25.1	19.6
Engine Products and Services	3.0	3.1	1.0	4.7

	$33.6	$28.0	$62.9	$56.9

Segment Return on Sales
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Sealing Products	18.4%	17.4%	18.2%	17.0%
Engineered Products	13.4%	9.1%	13.9%	11.0%
Engine Products and Services	10.3%	9.9%	2.0%	7.8%

	15.3%	12.9%	14.6%	13.2%

Reconciliation of Segment Profit to Net Income
	Quarters Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Segment profit	$33.6	$28.0	$62.9	$56.9
Corporate expenses	(7.1)	(6.8)	(13.9)	(12.7)
Asbestos-related expenses	(2.6)	(1.1)	(6.8)	(4.0)
Loss on sale of assets, net	—	(3.3)	—	(1.8)
Interest expense, net	(1.5)	(1.9)	(3.0)	(3.8)
Other income (expense), net	10.5	(1.7)	9.4	(3.6)

Income before income taxes	32.9	13.2	48.6	31.0
Income tax expense	(11.8)	(4.8)	(17.5)	(11.2)

Net income	$21.1	$8.4	$31.1	$19.8

EnPro Industries, Inc.
Significant Items Impacting Net Income (Unaudited)

For the Quarters and Six Months Ended June 30, 2005 and 2004
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2005		2004
	$	Per share	$	Per share

Mark-to-market adjustment for call options	$0.7	$0.03	$(0.6)	$(0.03)

Crucible back-up trust adjustment	6.9	0.32	—	—

Restructuring and other costs	(0.1)	—	(1.6)	(0.08)

Fairbanks Morse Engine contract losses	—	—	—	—

Loss on sale of assets	—	—	(2.1)	(0.10)

Tax accrual adjustments	0.5	0.02	0.3	0.02

Impact — increase (decrease)	$8.0	$0.37	$(4.0)	$(0.19)

	Six Months Ended June 30,
	2005		2004
	$	Per share	$	Per share

Mark-to-market adjustment for call options	$0.9	$0.04	$(0.6)	$(0.03)

Crucible back-up trust adjustment	6.9	0.32	—	—

Restructuring and other costs	(0.2)	(0.01)	(1.9)	(0.09)

Fairbanks Morse Engine contract losses	(2.2)	(0.11)	—	—

Loss on sale of assets, net	—	—	(1.1)	(0.05)

Tax accrual adjustments	0.7	0.04	0.5	0.03

Impact — increase (decrease)	$6.1	$0.28	$(3.1)	$(0.14)

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amount of each of the other items is separately presented in the accompanying condensed consolidated statements of operations except the Fairbanks Morse Engine contract losses ($3.5 million) which are included in cost of sales, the Crucible back-up trust adjustment ($11.0 million) which is included in other income (expense), net and the mark-to-market adjustments for call options ($1.1 million and $1.0 million for the quarters ended June 30, 2005 and 2004, respectively and $1.5 million and $1.0 million for the six months ended June 30, 2005 and 2004, respectively) which are included in other income (expense), net. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods (21.3 million and 21.2 million for the quarters ended June 30, 2005 and 2004, respectively and 21.3 million and 21.1 million for the six months ended June 30, 2005 and 2004, respectively).